EXHIBIT 10.23

AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the 14th day of July, 2006, by and between John F. DeBernardis (“Employee”), and APPLIED NEUROSOLUTIONS, INC. ("APNS"), a Delaware corporation having its principal place of business in Vernon Hills, Illinois (the “Company”) (collectively the “Parties”). The Parties have previously entered into an Employment Agreement (“Employment Agreement”) (Attachment A) dated November 1, 2004. In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1. Resignation from Current Position. The Parties agree that Employee will resign as President and Chief Executive Officer at such time as a new Chief Executive Officer is hired by the Company.

2. Compensation and Benefits. Compensation and benefits, as described in Section 3 (Compensation) and Section 4 (Benefits) of the Employment Agreement will remain in place through the original term of the Employment Agreement, October 31, 2007, except if Employee terminates his employment without cause. Section 6(d) of the Employment Agreement is in effect should Employee terminate his employment without cause.

3. Stock, Warrants and Options. Section 6(g) of Employment Agreement will remain in place. In addition, should Employee be terminated prior to October 31, 2007, or upon termination of employment after October 31, 2007, all incentive stock options will be converted to non-incentive stock options, with all other terms remaining the same.

4. Other Surviving Sections of Employment Agreement. The following Sections of the Employment Agreement are unchanged, and remain in effect, as a result of this Agreement:

Section 2- Term
Section 5 - Warranties and Indemnification
Section 6 (f) - Termination Upon Death or Disability of Employee
Section 7 through Section 20

AGREED:

/s/ John F. DeBernardis
John F. DeBernardis

/s/ David Ellison
David Ellison, Chief Financial Officer
Applied NeuroSolutions, Inc.